UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of the earliest event reported) October 19, 2012

 Assisted Living Concepts, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-13498	93-1148702
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

W140 N8981 Lilly Road, Menomonee Falls, Wisconsin 53051
(Address of Principal Executive Offices) (Zip Code)
(262) 257-8888
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On October 19, 2012, the Milwaukee Business Journal published an article about Assisted Living Concepts, Inc. (the “Company”) that inaccurately indicated that:

•	The Company’s assisted living facility in Menomonee Falls had its license revoked by the State of Wisconsin

Company Response: On May 3, 2012, the Company received a Notice of Noncompliance and Notice of Impending Registration Revocation from Wisconsin regulators relating to the Menomonee Falls facility, but the notice was subsequently rescinded effective June 27, 2012 as a result of corrective actions taken by the Company.

•	The Company’s occupancy currently stands at about 5,200 units

Company Response: The Company reports occupancy as average daily census for each quarter. The average daily census for the quarter ended September 30, 2012, was 5,251.

•	The Company is back in good graces with regulators in Idaho and Alabama

Company Response: The Company believes that its relationships with state regulators, taken as a whole, are improving, but cannot comment on how the Company is viewed by individual state regulators. The Company has settled the pending licensing action involving the Company’s sole Alabama residence with Alabama regulators. As a result of the settlement, the Company voluntarily surrendered its license and now operates the facility as an independent senior community.

Forward-looking Statements

Statements contained in this report and in the article described above, other than statements of historical fact, including, without limitation, statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations are forward-looking statements. Forward-looking statements generally include words such as “expect,” “point toward,” “intend,” “will,” “indicate,” “anticipate,” “believe,” “estimate,” “plan,” “strategy” or “objective.” Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Except for the statements expressly discussed in this report, the Company does not adopt, and disclaims any responsibility to comment on the accuracy or completeness of, any other information contained in the article. In addition, the Company assumes no obligation to update any statement contained in the article or in this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 19, 2012

By:	/s/ John Buono
John Buono
Senior Vice President, Chief Financial Officer and Treasurer